PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated May 14, 2014)	Registration Statement No. 333-189937

32,311,015 Shares of Common Stock

BLUE EARTH, INC.

This Prospectus Supplement updates the Prospectus dated May 14, 2014 of Blue Earth, Inc. (the “Company”).

This supplement to the Resale Prospectus dated May 14, 2014 provides information with respect to eight (8) different selling stockholders which, as Standby Purchasers, received an aggregate of 1,047,634 shares of common stock pursuant to transfer and exercise of warrants from various selling stockholders included in the Resale Prospectus.  When combined with the exercise of an additional 989,366 warrants by existing warrantholders, an aggregate of 2,037,000 warrants were exercised at $3.00 per share for gross proceeds of $6,111,000.  The Standby Purchasers and the number of shares acquired by them, are as follows:  Jackson Investment Group (677,500 shares); RBB Capital LLC Markets (37,500 shares); John Young IRA (5,000 shares); Gregory F. Holcombe (50,000 shares); Mazah Congregation (20,000 shares); Helen Thomas (32,500 shares); WHC Capital LLC (200,134 shares); and Joe Reda (25,000 shares).   Accordingly, the number of shares held by those selling stockholders disclosed in the Resale Prospectus has been reduced by their respective share of the 1,047,634 shares issued under the warrants.  All other information in the Resale Prospectus, as previously amended, shall remain unchanged.  This supplement does not reflect sales of shares by any selling stockholder pursuant to the Resale Prospectus that may have occurred prior to date of this Prospectus Supplement No. 4, nor does it include the exercise of any warrants by any existing warrantholders, as noted above.  Percentage of beneficial ownership was calculated based on 73,559,945 shares of Blue Earth common stock outstanding as of August 13, 2014.

Under the caption “Selling Stockholders” Standby Purchasers and the Selling Stockholders shares as set forth in the table should be revised as follows:

					After Offering (1)
Selling Stockholder	Ownership Before Offering Number of Shares of Common Stock Beneficially Owned	Common Stock Issued and/or Issuable Upon Conversion of Series C Preferred Stock (2)	Common Stock Issued and/or Issuable Upon Exercise of Class A Warrants	Other Securities Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Jackson Investment Group, LLC	1,677,500 (43)	-0-	1,677,500 (44)	-0-	-0-	0%
RBB Capital Markets LLC	37,500	-0-	37,500	-0-	-0-	0%
John Young IRA	5,000	-0-	5,000	-0-	-0-	0%
Gregory F. Holcombe`	50,000	-0-	50,000	-0-	-0-	0%
Mazah Congregation	20,000	-0-	20,000	-0-	-0-	0%
WHC Capital LLC	700,134	-0-	700,134	-0-	-0-	0%
Helen Thomas	411,580	266,080	149,500	-0-	-0-	0%
Joe Reda	25,000	-0-	25,000	-0-	-0-	0%
Woodcock Capital Partners	28,000	28,000 (42)	-0-	-0-	-0-	0%
Daughtry William S.	33,600	33,600 (42)	-0-	-0-	-0-	0%
Murray Ross	11,200	11,200	-0-	-0-	-0-	0%
Johnson, Timothy B.	112,000	112,000	-0-	-0-	-0-	0%
Banister, Fiona J.	22,400	22,400(42)	-0-	-0-	-0-	0%

Selling Stockholder	Ownership Before Offering Number of Shares of Common Stock Beneficially Owned	Common Stock Issued and/or Issuable Upon Conversion of Series C Preferred Stock (2)	Common Stock Issued and/or Issuable Upon Exercise of Class A Warrants	Other Securities Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned

Osearo, Charles T.	22,400	22,400(42)	-0-	-0-	-0-	0%
Woodrow, Hedy	72,800	72,800 (42)	-0-	-0-	-0-	0%
Lavitt Wendy	56,000	56,000(42)	-0-	-0-	-0-	0%
Bard Micro-CapValue Fund, L.P.	112,000	112,000	-0-	-0-	-0-	0%
Hom, Beatrice	112,000	112,000(42)	-0-	-0-	-0-	0%
Roller, Bradford	112,000	112,000(42)	-0-	-0-	-0-	0%
Rotter, Bradley	168,000	168,000(42)	-0-	-0-	-0-	0%
Caesar Capital Group, LLC	-0-	-0-	-0-	-0-	-0-	0%
Gross, David G.	56,000	56,000(42)	-0-	-0-	-0-	0%
Vogel, Frederick W.	336,000	336,000	-0-	-0-	-0-	0%
Clements, Gordon	112,000	112,000	-0-	-0-	-0-	0%
Group 10 Holdings, LLC	-0-	-0-	-0-	-0-	-0-	0%
Janotta Jon J.	56,000	56,000(42)	-0-	-0-	-0-	0%
The Michael C. Brown Trust dated 6/30/2000(6)	336,000	336,000(42)	-0-	-0-	-0-	0%
Kentor Trust U/A DTD 9/18/2002	28,000	28,000	-0-	-0-	-0-	0%
The AWT Family Limited Partnership(5)	56,000	56,000	-0-	-0-	-0-	0%

(5)

Anthony W. Thompson has voting and dispositive power over these securities as General Partner.

(6)

Michael C. Brown, as Trustee, has voting and dispositive power over these securities.

(42)

Reflects shares previously issued upon conversion of Series C Preferred Stock and offered hereby for resale.

(43)

Richard L. Jackson, majority owner and sole manager of Jackson Investment Group, LLC, has voting and dispositive power over these securities.

(44)

An aggregate of 1,000,000 shares of common stock issued upon exercise of Class A Warrants acquired in a private placement pursuant to subscription agreements dated June 20, 2014 and 677,500 shares of common stock issued upon exercise of Class A Warrants acquired in a private placement as a standby purchaser pursuant to a warrant exercise on August 28, 2014.

_______________________

The date of this Supplement is September 8, 2014

This supplement is part of the Resale Prospectus

and must accompany the Resale Prospectus.

_______________________

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